Exhibit 3.1

Registre de Commerce et des Sociétés

B160558 - L110128002

déposé le 04/08/2011

Numéro 62382

Kinove Luxembourg Holdings 2 S.à r.l.

Société à responsabilité limitée

Siège social:             15, rue Edward Steichen

L-2540 Luxembourg

R.C.S. Luxembourg:             B 160558

Les statuts coordonnés ont été déposés

au Registre de Commerce des Sociétés

et Associations en date du

Registre de Commerce et des Sociétés

B160558 - L110128002

enregistré et déposé le 04/08/2011

Kinove Luxembourg Holdings 2 S.à r.l.

Société à responsabilité limitée

Siège social:             15, rue Edward Steichen

L-2540 Luxembourg

R.C.S. Luxembourg: B 160558

UPDATED ARTICLES OF ASSOCIATION

AS AT July 28th, 2011

KOORDONNIERTE STATUTEN

vom 28. Juli 2011

A. NAME – DURATION – PURPOSE – REGISTERED OFFICE

Article 1 Name

There hereby exists among the current owners of the shares and/or anyone who may be a shareholder in the future, a company in the form of a société à responsabilité limitée under the name of “Kinove Luxembourg Holdings 2 S.à r.l.” (the “Company”).

Article 2 Definitions

For the purposes of these articles of association (the “Articles”), the following terms shall be construed, except where otherwise expressly provided for in these Articles, as having the meaning set forth below:

“Available Amount” means the total amount of net profits of the Company (including carried forward profits) to the extent the shareholder would have been entitled to dividend distributions according to article 24 of these Articles, increased by (i) any freely distributable reserves and (ii) as the case may be by the amount of the share capital reduction and legal reserve reduction relating to the class of shares to be cancelled but reduced by (i) any losses (included carried forward losses) and (ii) any sums to be placed into reserve(s) pursuant to the requirements of law or of these Articles, each time as set out in the relevant Interim Accounts (without for the avoidance of doubt, any double counting) so that:

AA = (NP + P+ CR) – (L + LR)

Whereby:

AA= Available Amount

NP= net profits (including carried forward profits)

P= any freely distributable reserves

CR = the amount of the share capital reduction and legal reserve reduction relating to the Class of Shares to be cancelled

L= losses (including carried forward losses)

LR = any sums to be placed into reserve(s) pursuant to the requirements of law or of the Articles.

“Cancellation Value Per Share” means the amount resulting from the division of the Total Cancellation Amount by the number of shares in issue in the class of shares to be repurchased and cancelled.

“Interim Account Date” means the date no earlier than eight (8) days before the date of the repurchase and cancellation of the relevant class of shares.

“Interim Accounts” means the interim accounts of the Company as at the relevant Interim Account Date.

“Luxembourg Law” means the laws and regulations in force in the Grand Duchy of Luxembourg from time to time.

“Total Cancellation Amount” means an amount determined by the board of managers and approved by the general meeting of shareholders of the Company on the basis of the relevant Interim Accounts.

Article 3 Duration

The Company is incorporated for an unlimited duration. It may be dissolved at any time and without cause by a resolution of the general meeting of shareholders, adopted in the manner required for an amendment of these articles of association.

Article 4 Purpose

4.1 The Company’s purpose is the creation, holding, development and realisation of a portfolio, consisting of interests and rights of any kind and of any other form of investment in entities of the Grand Duchy of Luxembourg and in foreign entities, whether such entities exist or are to be created, especially by way of subscription, acquisition by purchase, sale or exchange of securities or rights of any kind whatsoever, such as any equity instruments, debt instruments, patents and licenses, as well as the administration and control of such portfolio.

4.2 The Company may further:

•	grant any form of security for the performance of any obligations of the Company or of any entity, in which it holds a direct or indirect interest or right of any kind or in which the Company has invested in any other manner or which forms part of the same group of entities as the Company, or of any director or any other officer or agent of the Company or of any entity, in which it holds a direct or indirect interest or right of any kind or in which the Company has invested in any other manner or which forms part of the same group of entities as the Company; and

•	lend funds or otherwise assist any entity, in which it holds a direct or indirect interest or right of any kind or in which the Company has invested in any other manner or which forms part of the same group of entities as the Company.

4.3 The Company may carry out all transactions, which directly or indirectly serve its purpose. Within such purpose, the Company may especially:

•	raise funds through borrowing in any form or by issuing any securities or debt instruments, including bonds, by accepting any other form of investment or by granting any rights of whatever nature, subject to the terms and conditions of the law;

•	participate in the incorporation, development and/or control of any entity in the Grand Duchy of Luxembourg or abroad; and

•	act as a partner/shareholder with unlimited or limited liability for the debts and obligations of any Luxembourg or foreign entities.

Article 5 Registered office

5.1 The Company’s registered office is established in the city of Luxembourg, Grand Duchy of Luxembourg.

5.2 Within the same municipality, the Company’s registered office may be transferred by a resolution of the board of managers.

5.3 It may be transferred to any other municipality in the Grand Duchy of Luxembourg by means of a resolution of the general meeting of shareholders, adopted in the manner required for an amendment of these articles of association.

5.4 Branches or other offices may be established either in the Grand Duchy of Luxembourg or abroad by a resolution of the board of managers.

B. SHARE CAPITAL – SHARES – REGISTER OF SHAREHOLDERS – OWNERSHIP AND TRANSFER OF SHARES

Article 6 Share capital

6.1 The share capital of the Company is set at forty-three million seven hundred fifty thousand euros (EUR 43,750,000) divided into four million three hundred seventy five thousand (4,375,000) class A shares,

four million three hundred seventy five thousand (4,375,000) class B shares,

four million three hundred seventy five thousand (4,375,000) class C shares,

four million three hundred seventy five thousand (4,375,000) class D shares,

four million three hundred seventy five thousand (4,375,000) class E shares,

four million three hundred seventy five thousand (4,375,000) class F shares,

four million three hundred seventy five thousand (4,375,000) class G shares,

four million three hundred seventy five thousand (4,375,000) class H shares,

four million three hundred seventy five thousand (4,375,000) class I shares, and four million three hundred seventy five thousand (4,375,000) class J shares,

each share with a nominal value of one euro (EUR 1) and with such rights and obligations as set out in the present Articles.

6.2 The capital of the Company may be increased or reduced by a resolution of the shareholders adopted in the manner required for the amendment of these Articles.

6.3 Except where otherwise provided in any shareholders’ agreement which may be in force between the shareholders of the Company from time to time in the case of a share capital increase, the Company shall deliver written notice to each shareholder at least thirty (30) days prior to the date of such contemplated issuance (the “Subscription Period”) and each shareholder shall have the right during the first ten (10) Business days of the Subscription Period to subscribe, at the same price and at the same terms as any other shareholder, to any amount of such newly issued shares up to such amount of shares pro rata to its current shareholding in the Company. Any new shares a shareholder would be entitled but has declined to subscribe for, shall be offered to the remaining shareholders pro rata to their current shareholding by written notice, which notice shall be given by the Company to each remaining shareholder no later than on the fifteenth (15) Business Day of the Subscription Period.

6.4 The share capital of the Company may be reduced through the cancellation of shares including by the cancellation of one or more entire classes of shares through the repurchase and cancellation of all the shares in issue in such class(es). In the case of repurchases and cancellations of classes of shares such cancellations and repurchases of shares shall be made in the reverse alphabetical order (starting with class J).

6.5 In the event of a reduction of share capital through the repurchase and the cancellation of a class of shares (in the order provided for in article 6.4 of these Articles), such class of shares gives right to the holders thereof pro rata to their holding in such class to the Available Amount (with the limitation however to the Total Cancellation Amount as determined by the general meeting of shareholders) and the holders of shares of the repurchased and cancelled class of shares shall receive from the Company an amount equal to the Cancellation Value Per Share for each share of the relevant class held by them and cancelled.

6.5.1 The Cancellation Value Per Share shall be calculated by dividing the Total Cancellation Amount by the number of shares in issue in the class of shares to be repurchased and cancelled.

6.5.2 The Total Cancellation Amount shall be an amount determined by the board of managers and approved by the general meeting of shareholders of the Company on the basis of the relevant Interim Accounts. The Total Cancellation Amount for each of the classes J, I, H, G, F, E, D, C, B and A shall be the Available Amount of the relevant class at the time of the cancellation of the relevant class unless otherwise resolved by the general meeting of shareholders of the Company in the manner provided for an amendment of the Articles, provided however that the Total Cancellation Amount shall never be higher than such Available Amount.

6.5.3 Upon the repurchase and Cancellation Value Per Share of the relevant class, the Cancellation Value Per Share will become due and payable by the Company.

Article 7 Shares

7.1 The Company’s share capital is divided into shares, each of them having the same par value.

7.2 The Company may have one or several shareholders, with a maximum number of forty (40), unless otherwise provided by law.

7.3 A shareholder’s right in the Company’s assets and profits shall be proportional to the number of shares held by him/her/it in the Company’s share capital.

7.4 The death, legal incapacity, dissolution, bankruptcy or any other similar event regarding the sole shareholder, as the case may be, or any other shareholder shall not cause the Company’s dissolution.

7.5 The Company may repurchase or redeem its own shares under the condition that the repurchased or redeemed shares be immediately cancelled and the share capital reduced accordingly.

7.6 The Company’s shares are in registered form.

Article 8 Register of shareholders

8.1 A register of shareholders will be kept at the Company’s registered office, where it will be available for inspection by any shareholder. This register of shareholders will in particular contain the name of each shareholder, his/her/its residence or registered or principal office, the number of shares held by such shareholder, any transfer of shares, the date of notification to or acceptance by the Company of such transfer pursuant to these articles of association as well as any security rights granted on shares.

8.2 Each shareholder will notify the Company by registered letter his/her/its address and any change thereof. The Company may rely on the last address of a shareholder received by it.

Article 9 Ownership and transfer of shares

9.1 Proof of ownership of shares may be established through the recording of a shareholder in the register of shareholders. Certificates of the recordings in the register of shareholders will be issued and signed by the chairman of the board of managers, by any two of its members or by the sole manager, as the case may be, upon request and at the expense of the relevant shareholder.

9.2 The Company will recognise only one holder per share. In case a share is owned by several persons, they must designate a single person to be considered as the sole owner of that share in relation to the Company. The Company is entitled to suspend the exercise of all rights attached to a share held by several owners until one owner has been designated.

9.3 The Company’s shares are freely transferable among existing shareholders. Inter vivos, they may only be transferred to new shareholders subject to the approval of such transfer given by the shareholders, including the transferor, representing in the aggregate seventy-five per cent (75%) of the share capital at least. Unless otherwise provided by law, the shares may not be transmitted by reason of death to non-shareholders, except with the approval of shareholders representing in the aggregate seventy-five per cent (75%) of the voting rights of the surviving shareholders at least.

9.4 Any transfer of shares will need to be documented through a transfer agreement in writing under private seal or in notarised form, as the case may be, and such transfer will become effective towards the Company and third parties upon notification of the transfer to or upon the acceptance of the transfer by the Company, following which any member of the board of managers may record the transfer in the register of shareholders.

9.5 The Company, through any of its managers, may also accept and enter into the register of shareholders any transfer referred to in any correspondence or in any other document which establishes the transferor’s and the transferee’s consent.

C. GENERAL MEETING OF SHAREHOLDERS

Article 10 Powers of the general meeting of shareholders

10.1 The Shareholders exercise their collective rights in the general meeting of shareholders, which constitutes one of the Company’s corporate bodies.

10.2 If the Company has only one shareholder, such shareholder shall exercise the powers of the general meeting of shareholders. In such case and to the extent applicable and where the term “sole shareholder” is not expressly mentioned in these articles of association, a reference to the “general meeting of shareholders” used in these articles of association is to be construed as being a reference to the “sole shareholder”.

10.3 The general meeting of shareholders is vested with the powers expressly reserved to it by law and by these articles of association.

10.4 In case of plurality of shareholders and if the number of shareholders does not exceed twenty-five (25), instead of holding general meetings of shareholders, the shareholders may also vote by resolution in writing, subject to the terms and conditions of the law. To the extent applicable, the provisions of these articles of association regarding general meetings of shareholders shall apply with respect to such vote by resolution in writing.

Article 11 Convening general meetings of shareholders

11.1 The general meeting of shareholders of the Company may at any time be convened by the board of managers, by the statutory auditor(s), if any, or by shareholders representing in the aggregate more than fifty per cent (50%) of the Company’s share capital, as the case may be, to be held at such place and on such date as specified in the notice of such meeting.

11.2 In case the Company has more than twenty-five (25) shareholders, an annual general meeting must be held in the municipality where the Company’s registered office is located or at such other place as may be specified in the notice of such meeting. The annual general meeting of shareholders must be convened within a period of six (6) months from closing the Company’s accounts.

11.3 The convening notice for any general meeting of shareholders must contain the agenda of the meeting, the place, date and time of the meeting, and such notice is to be sent to each shareholder by registered letter at least eight (8) days prior to the date scheduled for the meeting.

11.4 If all the shareholders are present or represented at a general meeting of shareholders and if they state that they have been informed of the agenda of the meeting, the general meeting of shareholders may be held without prior notice.

Article 12 Conduct of general meetings of shareholders – vote by resolution in writing

12.1 A board of the meeting shall be formed at any general meeting of shareholders, composed of a chairman, a secretary and a scrutineer, each of whom shall be appointed by the general meeting of shareholders and who need neither be shareholders, nor members of the board of managers. The board of the meeting shall especially ensure that the meeting is held in accordance with applicable rules and, in particular, in compliance with the rules in relation to convening, majority requirements, vote tallying and representation of shareholders.

12.2 An attendance list must be kept at any general meeting of shareholders.

12.3 Quorum and vote

12.3.1 Each share entitles to one (1) vote.

12.3.2 Unless otherwise provided by law or by these articles of association, resolutions of the shareholders are validly passed when adopted by shareholders representing more than fifty per cent (50%) of the Company’s share capital on first call. If such majority has not been reached on first call, the shareholders shall be convened or consulted for a second time. On second call, the resolutions will be validly adopted with a majority of votes validly cast, regardless of the portion of capital represented.

12.4 A shareholder may act at any general meeting of shareholders by appointing another person, shareholder or not, as his/her/its proxy in writing by a signed document transmitted by mail, facsimile, electronic mail or by any other means of communication, a copy of such appointment being sufficient proof thereof. One person may represent several or even all shareholders.

12.5 Any shareholder who participates in a general meeting of shareholders by conference-call, video-conference or by any other means of communication which allow such shareholder’s identification and which allow that all the persons taking part in the meeting hear one another on a continuous basis and may effectively participate in the meeting, is deemed to be present for the computation of quorum and majority.

12.6 Each shareholder may vote at a general meeting of shareholders through a signed voting form sent by mail, facsimile, electronic mail or by any other means of communication to the Company’s registered office or to the address specified in the convening notice. The shareholders may only use voting forms provided by the Company which contain at least the place, date and time of the meeting, the agenda of the meeting, the proposals submitted to the resolution of the meeting as well as for each proposal three boxes allowing the shareholder to vote in favour of or against the proposed resolution or to abstain from voting thereon by marking with a cross the appropriate box. The Company will only take into account voting forms received prior to the general meeting of shareholders which they relate to.

12.7 The board of managers may determine all other conditions that must be fulfilled by the shareholders for them to take part in any general meeting of shareholders.

Article 13 Amendment of the articles of association

Subject to the terms and conditions provided by law, these articles of association may be amended by a resolution of the general meeting of shareholders, adopted by a (i) majority of shareholders (ii) representing in the aggregate seventy-five per cent (75%) of the share capital at least.

Article 14 Minutes of general meetings of shareholders

14.1 The board of any general meeting of shareholders shall draw minutes of the meeting which shall be signed by the members of the board of the meeting as well as by any shareholder who requests to do so.

14.2 The sole shareholder, as the case may be, shall also draw and sign minutes of his/her/its resolutions.

14.3 Any copy and excerpt of such original minutes to be produced in judicial proceedings or to be delivered to any third party, shall be certified conforming to the original by the notary having had custody of the original deed, in case the meeting has been recorded in a notarial deed, or shall be signed by the chairman of the board of managers, by any two of its members or by the sole manager, as the case may be.

D. MANAGEMENT

Article 15 Powers of the board of managers

15.1 The Company shall be managed by one or several managers, who need not be shareholders of the Company. In case of plurality of managers, the managers shall form a board of managers being the corporate body in charge of the Company’s management and representation. The Company may have several classes of managers. To the extent applicable and where the term “sole manager” is not expressly mentioned in these articles of association, a reference to the “board of managers” used in these articles of association is to be construed as being a reference to the “sole manager”.

15.2 The board of managers is vested with the broadest powers to take any actions necessary or useful to fulfill the corporate object, with the exception of the actions reserved by law or by these articles of association to the shareholder(s).

15.3 The Company’s daily management and the Company’s representation in connection with such daily management may be delegated to one or several managers or to any other person, shareholder or not, acting alone or jointly as agent of the Company. Their appointment, revocation and powers shall be determined by a resolution of the board of managers.

15.4 The Company may also grant special powers by notarised proxy or private instrument to any persons acting alone or jointly as agents of the Company.

Article 16 Composition of the board of managers

The board of managers must choose from among its members a chairman of the board of managers. It may also choose a secretary, who needs neither be a shareholder, nor a member of the board of managers.

Article 17 Election and removal of managers and term of the office

17.1 Managers shall be elected by the general meeting of shareholders, which shall determine their remuneration and term of the office.

17.2 Any manager may be removed at any time, without notice and without cause by the general meeting of shareholders. A manager, who is also shareholder of the Company, shall not be excluded from voting on his/her/its own revocation.

17.3 Any manager shall hold office until its/his/her successor is elected. Any manager may also be re-elected for successive terms.

Article 18 Convening meetings of the board of managers

18.1 The board of managers shall meet upon call by its chairman or by any two (2) of its members at the place indicated in the notice of the meeting as described in the next paragraph.

18.2 Written notice of any meeting of the board of managers must be given to the managers twenty-four (24) hours at least in advance of the date scheduled for the meeting by mail, facsimile, electronic mail or any other means of communication, except in case of emergency, in which case the nature and the reasons of such emergency must be indicated in the notice. Such convening notice is not necessary in case of assent of each manager in writing by mail, facsimile, electronic mail or by any other means of communication, a copy of such signed document being sufficient proof thereof. Also, a convening notice is not required for a board meeting to be held at a time and location determined in a prior resolution adopted by the board of managers. No convening notice shall furthermore be required in case all members of the board of managers are present or represented at a meeting of the board of managers or in the case of resolutions in writing pursuant to these articles of association.

Article 19 Conduct of meetings of the board of managers

19.1 The chairman of the board of managers shall preside at all meeting of the board of managers. In his/her/its absence, the board of managers may appoint another manager as chairman pro tempore.

19.2 Quorum

The board of managers can deliberate or act validly only if at least one (1) class A manager, one (1) class B manager, and one (1) class C manager are present or represented at a meeting of the board of managers.

19.3 Vote

Resolutions are adopted with the approval of a majority of votes of the members present or represented at a meeting of the board of managers, including at least one (1) class A manager, one (1) class B manager, and one (1) class C manager. The chairman shall not have a casting vote.

19.4 Any manager may act at any meeting of the board of managers by appointing any other manager as his/her/its proxy in writing by mail, facsimile, electronic mail or by any other means of communication, a copy of the appointment being sufficient proof thereof. Any manager may represent one or several of his/her/its colleagues.

19.5 Any manager who participates in a meeting of the board of managers by conference-call, video-conference or by any other means of communication which allow such manager’s identification and which allow that all the persons taking part in the meeting hear one another on a continuous basis and may effectively participate in the meeting, is deemed to be present for the computation of quorum and majority. A meeting of the board of managers held through such means of communication is deemed to be held at the Company’s registered office.

19.6 The board of managers may unanimously pass resolutions in writing which shall have the same effect as resolutions passed at a meeting of the board of managers duly convened and held. Such resolutions in writing are passed when dated and signed by all managers on a single document or on multiple counterparts, a copy of a signature sent by mail, facsimile, e-mail or any other means of communication being sufficient proof thereof. The single document showing all the signatures or the entirety of signed counterparts, as the case may be, will form the instrument giving evidence of the passing of the resolutions, and the date of such resolutions shall be the date of the last signature.

19.7 Any manager who has, directly or indirectly, a proprietary interest in a transaction submitted to the approval of the board of managers which conflicts with the Company’s interest, must inform the board of managers of such conflict of interest and must have his/her/its declaration recorded in the minutes of the board meeting. The relevant manager may not take part in the discussions on and may not vote on the relevant transaction. Where the Company has a sole manager and the sole manager has, directly or indirectly, a proprietary interest in a transaction entered into between the sole manager and the Company, which conflicts with the Company’s interest, such conflicting interest must be disclosed in the minutes recording the relevant transaction. This article 18.7 shall not be applicable to current operations entered into under normal conditions.

Article 20 Minutes of meetings of the board of managers

20.1 The secretary, or if no secretary has been appointed, the chairman, shall draw minutes of any meeting of the board of managers, which shall be signed by the chairman and by the secretary, as the case may be.

20.2 The sole manager, as the case may be, shall also draw and sign minutes of his/her/its resolutions.

20.3 Any copy and excerpt of any such original minutes to be produced in judicial proceedings or to be delivered to any third party shall be signed by the chairman of the board of managers, by any two of its members or by the sole manager, as the case may be.

Article 21 Dealings with third parties

The Company will be bound towards third parties in all circumstances by either (i) the joint signatures of one (1) class A manager, one (1) class B manager, and one (1) class C manager, or (ii) by the joint signatures or by the sole signature of any person(s) to whom such signatory power has been delegated by one (1) class A manager, one (1) class B manager, and one (1) class C manager. The Company will be bound towards third parties by the signature of any agent(s) to whom the power in relation to the Company’s daily management has been delegated acting alone or jointly, subject to the rules and the limits of such delegation.

E. SUPERVISION

Article 22 Statutory auditor(s) – independent auditor(s)

22.1 In case the Company has more than twenty-five (25) shareholders, its operations shall be supervised by one or several statutory auditors, who may be shareholders or not.

22.2 The general meeting of shareholders shall determine the number of statutory auditors, shall appoint them and shall fix their remuneration and term of the office. A former or current statutory auditor may be reappointed by the general meeting of shareholders.

22.3 Any statutory auditor may be removed at any time, without notice and without cause by the general meeting of shareholders.

22.4 The statutory auditors have an unlimited right of permanent supervision and control of all operations of the Company.

22.5 The statutory auditors may be assisted by an expert in order to verify the Company’s books and accounts. Such expert must be approved by the Company.

22.6 In case of plurality of statutory auditors, they will form a board of statutory auditors, which must choose from among its members a chairman. It may also choose a secretary, who needs neither be a shareholder, nor a statutory auditor. Regarding the convening and conduct of meetings of the board of statutory auditors the rules provided in these articles of association relating to the convening and conduct of meetings of the board of managers shall apply.

22.7 If the Company exceeds two (2) of the three (3) criteria provided for in the first paragraph of article 35 of the law of 19 December 2002 regarding the Trade and Companies Register and the accounting and annual accounts of undertakings for the period of time as provided in article 36 of the same law, the statutory auditors will be replaced by one or several independent auditors, chosen among the members of the Institut des réviseurs d’entreprises, to be appointed by the general meeting of shareholders, which determines the duration of his/her/their office.

F. FINANCIAL YEAR – PROFITS – INTERIM DIVIDENDS

Article 23 Financial year

The Company’s financial year shall begin on first (1st ) January of each year and shall terminate on thirty-first (31st ) December of the same year.

Article 24 Profits – Distributions

24.1 From the Company’s annual net profits five per cent (5%) at least shall be allocated to the Company’s legal reserve. This allocation shall cease to be mandatory as soon and as long as the aggregate amount of the Company’s reserve amounts to ten per cent (10%) of the Company’s share capital.

24.2. Sums contributed to the Company by a shareholder may also be allocated to the legal reserve, if the contributing shareholder agrees with such allocation.

24.3 In case of a share capital reduction, the Company’s legal reserve may be reduced in proportion so that it does not exceed ten per cent (10%) of the share capital.

24.4. Under the terms and conditions provided by law and upon recommendation of the board of managers, the general meeting of shareholders will determine how the remainder of the Company’s annual net profits will be used in accordance with the law and the following provisions:

24.4.1. Any distribution, including repayments of shareholder loans, redemption of preferred equity certificates and interest accrued thereon, shares or other Instruments and similar distributions of whatever nature shall be made pari passu among the shareholders of the Company and in each case taking into account the commercial and contractual characteristics of the Instruments held by each of the respective shareholders.

24.4.2. The dividends declared may be paid in any currency selected by the manager or as the case may be the board of managers and may be paid at such places and times as may be determined by the manager or as the case may be the board of managers The manager or as the case may be the board of managers may make a final determination of the rate of exchange applicable to translate dividend funds into the currency of their payment. A dividend declared but not paid on a share during five years cannot thereafter be claimed by the holder of such share, shall be forfeited by the holder of such share, and shall revert to the Company. No interest will be paid on dividends declared and unclaimed which are held by the Company on behalf of holders of shares.

24.4.3. In the event of a dividend declaration, such dividend shall be allocated and paid as follows:

(i) an amount equal to 0.25% of the nominal value of each share shall be distributed equally to all shareholders pro rata to their shares regardless of class, then

(ii) the balance of the total distributed amount shall be allocated in its entirety to the holders of the first class in the reverse alphabetical order (i.e. first class J shares, then if no class J shares are in existence, class I shares and in such continuation until only class A shares are in existence).

Article 25 Interim dividends – Share premium

25.1 The board of managers or the general meeting of shareholders may proceed to the payment of interim dividends, under the reservation that (i) interim accounts have been drawn-up showing that sufficient funds are available, (ii) the amount to be distributed does not exceed total profits made since the end of the last financial year for which the annual accounts have been approved, plus any profits carried forward and sums drawn from reserves available for this purpose, less losses carried forward and any sums to be placed to reserve pursuant to the requirements of the law or of these articles of association and (iii) the Company’s auditor, if any, has stated in his/her report to the board of managers that the first two conditions have been satisfied.

25.2 The share premium, if any, may be freely distributed to the shareholder(s) by a resolution of the shareholder(s) or of the manager(s), subject to any legal provisions regarding the inalienability of the share capital and of the legal reserve.

G. LIQUIDATION

Article 26 Liquidation

26.1. In the event of the Company’s dissolution, the liquidation shall be carried out by one or several liquidators, individuals or legal entities, appointed by the general meeting of shareholders resolving on the Company’s dissolution which shall determine the liquidators’/liquidator’s powers and remuneration.

26.2. After payment of all debts and any charges against the Company and of the expenses of the liquidation, the distribution of the net liquidation proceeds shall be made pari passu among the shareholders and in conformity with and so as to achieve on an aggregate basis the same economic result as the distribution rules set for dividend distributions.

H. GOVERNING LAW

Article 27 Governing law

These articles of association shall be construed and interpreted under and shall be governed by Luxembourg law. All matters not governed by these articles of association shall be determined in accordance with the law of 10 August 1915 governing commercial companies, as amended.

Es folgt die deutsche Übersetzung:

A. FIRMA – DAUER – ZWECK – EINGETRAGENER SITZ

Artikel 1 Firma

Hierdurch besteht zwischen den derzeitigen Inhabern der Geschäftsanteile und/oder jeder anderen Person, die künftig Gesellschafter sein wird, eine Gesellschaft in Form einer société à responsabilité limitée unter der Firma “Kinove Luxembourg Holdings 2 S.à r.l.” (die “Gesellschaft”).

Artikel 2 Definitionen

Im Rahmen dieser Satzung (die “Satzung”) sollen die folgenden Begriffe, sofern nicht in der Satzung ausdrücklich etwas anderes bestimmt ist, die folgenden Bedeutungen haben:

“Einziehungsbetrag pro Geschäftsanteil” ist das Ergebnis aus der Division des Gesamteinziehungsbetrags durch die Anzahl der Geschäftsanteile der jeweiligen Kategorie der Geschäftsanteile, welche zurückgekauft und gelöscht werden sollen.

“Gesamteinziehungsbetrag” ist der durch den Geschäftsführerrat bestimmte und durch die Hauptversammlung der Gesellschafter bestätigte Betrag auf Basis der jeweiligen Zwischenbilanzen.

“Luxemburgisches Recht” sind die zu einem gegebenen Zeitpunkt bestehenden und geltenden Gesetze und Vorschriften des Großherzogtums Luxemburg.

“Verfügbarer Betrag” ist der Gesamtbetrag der Nettogewinne der Gesellschaft (einschließlich des Gewinnvortrags), sofern und in dem Masse in dem die Gesellschafter gemäß Artikel 24 dieser Satzung zum Erhalt von Dividenden berechtigt gewesen wären, erhöht durch (i) etwaige frei verteilbare Rücklagen und (ii) falls einschlägig, durch den Betrag der Kapitalherabsetzung und Herabsetzung der gesetzlichen Rücklage im Hinblick auf die einzuziehende Kategorie der Geschäftsanteile, allerdings reduziert um (i) jedwede Verluste (einschließlich des Verlustvortrags) und (ii) jedwede Beträge, welche entsprechend den Bestimmungen des Gesetzes oder dieser Satzung als Rücklage(n) verwandt werden müssen, jeweils wie in den entsprechenden Zwischenbilanzen aufgeführt (zur Klarstellung: ohne doppelte Verrechnungen) so dass:

AA = (NP + P +CR) – (L + LR)

Wobei:

AA = Verfügbarer Betrag

NP= Netto Gewinne (einschließlich Gewinnvortrag)

P = frei verteilbare Reserven

CR= Betrag der Kapitalherabsetzung und Herabsetzung der gesetzlichen Rücklage im Hinblick auf die Kategorie der einzuziehenden Geschäftsanteile

L = Verluste (einschließlich Verlustvortrag)

LR = Beträge, welche entsprechend den Bestimmungen des Gesetzes oder dieser Satzung als Rücklage(n) verwandt werden müssen.

“Zwischenbilanz” ist die Zwischenbilanz der Gesellschaft zum Zeitpunkt des jeweiligen Zwischenbilanzdatums.

“Zwischenbilanzdatum” ist das Datum, welches frühestens acht (8) Tage vor dem Datum des Rückkaufs und der Löschung der jeweiligen Kategorie der Geschäftsanteile liegt.

Artikel 3 Dauer

Die Gesellschaft wird auf unbestimmte Zeit gegründet. Sie kann jederzeit und ohne Grund durch einen Beschluss der Gesellschafterversammlung aufgelöst werden, welcher in der Weise gefasst wird, wie es für eine Änderung dieser Satzung erforderlich ist.

Artikel 4 Zweck

4.1 Gesellschaftszweck ist die Erschaffung, das Halten, die Entwicklung und Realisation eines Portfolios bestehend aus Beteiligungen und Rechten jeglicher Art und jeder anderen Form von Investments in bestehenden oder zu gründenden Rechtsgebilden im Großherzogtum Luxemburg und im Ausland vor allem durch Zeichnung, käuflichen Erwerb, Verkauf oder Tausch von Wertpapieren oder Rechten jeglicher Art wie zum Beispiel von eigenkapitalähnlichen Instrumenten, Schuldinstrumenten, Patenten und Lizenzen sowie die Verwaltung und Kontrolle eines solchen Portfolios.

4.2 Die Gesellschaft kann außerdem:

•	jede Art von Sicherheit für die Erfüllung jeglicher eigener Verbindlichkeiten oder von Verbindlichkeiten jedes Rechtsgebildes, in welchem sie eine direkte oder indirekte Beteiligung oder Rechte jeglicher Art hält oder in welches sie auf andere Weise investiert hat oder welches derselben Unternehmensgruppe angehört wie die Gesellschaft, oder von Verbindlichkeiten jedes beliebigen Geschäftsführers oder jedes anderen Organs oder Befugten der Gesellschaft oder eines Rechtsgebildes, in welchem sie eine direkte oder indirekte Beteiligung oder Rechte jeglicher Art hält oder in welches sie auf andere Weise investiert hat oder welches derselben Unternehmensgruppe angehört wie die Gesellschaft, gewähren; und

•	jedem Rechtsgebilde, in welchem sie eine direkte oder indirekte Beteiligung oder Rechte jeglicher Art hält oder in welches sie auf andere Weise investiert hat oder welches derselben Unternehmensgruppe angehört wie die Gesellschaft, Finanzmittel leihen oder dieses anderweitig unterstützen.

4.3 Die Gesellschaft kann jedwede Transaktionen vornehmen, welche direkt oder indirekt ihrem Zweck dienen. Innerhalb dieses Zwecks kann die Gesellschaft insbesondere:

•	Finanzmittel beschaffen, insbesondere durch Leihen in jeglicher Form oder durch Herausgabe jedes beliebigen Wertpapiers oder Schuldpapiers, einschließlich Obligationsscheinen, durch Annahme jedes anderen Investments oder durch Gewährung jedes beliebigen Rechts;

•	sich an der Gründung, Entwicklung und/oder Kontrolle jedes Rechtsgebildes im Großherzogtum Luxemburg oder im Ausland beteiligen; und

•	als Partner/Gesellschafter mit unbeschränkter oder beschränkter Haftung für Schulden und Verbindlichkeiten jedes beliebigen Luxemburger oder ausländischen Rechtsgebildes handeln.

Artikel 5 Sitz

5.1 Der eingetragene Sitz der Gesellschaft ist in der Stadt Luxemburg, Großherzogtum Luxemburg.

5.2 Innerhalb derselben Gemeinde kann der eingetragene Gesellschaftssitz durch einen Beschluss des Geschäftsführerrats verlegt werden.

5.3 Er kann durch Beschluss der Gesellschafterversammlung in jede andere Gemeinde des Großherzogtums Luxemburg verlegt werden, welcher in der Weise gefasst wird wie es für eine Änderung dieser Satzung erforderlich ist.

5.4 Zweigniederlassungen oder andere Geschäftsstellen können im Großherzogtum Luxemburg oder im Ausland durch einen Beschluss des Geschäftsführerrats errichtet werden.

B. STAMMKAPITAL – GESCHÄFTSANTEILE – GESELLSCHAFTERVERZEICHNIS – EIGENTUM AN UND ÜBERTRAGUNG VON GESCHÄFTSANTEILEN

ARTIKEL 6 Stammkapital

6.1 Das Stammkapital der Gesellschaft beträgt dreiundvierzig millionen siebhundertfünfzig tausend Euro (EUR 43.750.000) bestehend aus viermillionendreihundertfünfundsiebzigtausend (4.375.000) Geschäftsanteilen der Kategorie A viermillionendreihundertfünfundsiebzigtausend (4.375.000) Geschäftsanteilen der Kategorie B viermillionendreihundertfünfundsiebzigtausend (4.375.000) Geschäftsanteilen der Kategorie C viermillionendreihundertfünfundsiebzigtausend (4.375.000) Geschäftsanteilen der Kategorie D viermillionendreihundertfünfundsiebzigtausend (4.375.000) Geschäftsanteilen der Kategorie E viermillionendreihundertfünfundsiebzigtausend (4.375.000) Geschäftsanteilen der Kategorie F viermillionendreihundertfünfundsiebzigtausend (4.375.000) Geschäftsanteilen der Kategorie G viermillionendreihundertfünfundsiebzigtausend (4.375.000) Geschäftsanteilen der Kategorie H viermillionendreihundertfünfundsiebzigtausend (4.375.000) Geschäftsanteilen der Kategorie I, und viermillionendreihundertfünfundsiebzigtausend (4.375.000) Geschäftsanteilen der Kategorie J mit einem Nominalwert von einem Euro (EUR 1) pro Geschäftsanteil, von welchen Geschäftsanteilen jeder die in der vorliegenden Satzung aufgeführten Rechte und Pflichte vermittelt.

6.2 Das Stammkapital der Gesellschaft kann durch einen Beschluss der Gesellschafterversammlung, welcher in der Weise gefasst wird wie es für eine Änderung dieser Satzung erforderlich ist, erhöht oder herabgesetzt werden.

6.3 Sofern nicht in etwaigen, gelegentlich zwischen den Gesellschaftern bestehenden Abreden etwas anderes bestimmt ist, setzt die Gesellschaft im Falle einer Kapitalerhöhung jeden Gesellschafter schriftlich mindestens dreißig (30) Tage vor dem vorgesehenen Zeichnungsdatum (die “Zeichnungsperiode”) von der vorgesehenen Ausgabe neuer Gesellschaftsanteile in Kenntnis und allen Gesellschaftern steht das Recht zu, innerhalb der ersten zehn (10) Geschäftstage der Zeichnungsperiode zu demselben Preis und zu denselben Bedingungen wie alle anderen Gesellschafter eine beliebige Anzahl neuer Gesellschaftsanteile zu zeichnen, maximal jedoch einen solche Anzahl, die der Beteiligung des entsprechenden Gesellschafters an dem jeweiligen Betrag des vor der Kapitalerhöhung bestehenden Gesellschaftskapitals entspricht. Jedwede neue Geschäftsanteile, welche einem Gesellschafter zwar angeboten, von diesem aber abgelehnt wurden, werden den übrigen Gesellschaftern pro rata zu deren aktueller Beteiligungen mit schriftlicher Benachrichtigung angeboten, wobei die schriftliche Benachrichtigung durch die Gesellschaft an die jeweiligen Gesellschafter spätestens am fünfzehnten (15.) Werktag der Zeichnungsperiode erfolgen soll.

6.4 Das Stammkapital der Gesellschaft kann durch den Rückkauf und die Löschung von Geschäftsanteilen herabgesetzt werden. Möglich ist auch die Löschung einer ganzen oder mehrerer Kategorien von Geschäftsanteilen durch Rückkauf und Löschung aller ausgegebenen Geschäftsanteile dieser Kategorien. Im Falle des Rückkaufs und der Löschung von Kategorien von Geschäftsanteilen sollen der Rückkauf und die Löschung in umgekehrter alphabetischer Reihenfolge durchgeführt werden (beginnend mit Kategorie J).

6.5 Im Falle einer Stammkapitalherabsetzung durch Rückkauf und Löschung einer Kategorie von Geschäftsanteilen (in der in Artikel 6.4 der Satzung ausgeführten Reihenfolge) besitzt jeder Inhaber von Geschäftsanteilen dieser Kategorie ein Beteiligungsrecht an dem Verfügbaren Betrag, welches Beteiligungsrecht der Anzahl der von dem betreffenden Gesellschafter in der jeweiligen Kategorie von Gesellschaftsanteilen gehaltenen Gesellschaftsanteile entspricht (wobei die Begrenzung in dem durch die Gesellschafterversammlung bestimmten Gesamten Einziehungsbetrag liegt), und die Inhaber von Geschäftsanteilen der zurückgekauften oder eingezogenen Kategorien der Geschäftsanteile erhalten von der Gesellschaft einen Betrag, der der Höhe nach dem Einziehungswert pro Geschäftsanteil für jeden durch sie gehaltenen Geschäftsanteil der eingezogenen entsprechenden Kategorie entspricht.

6.5.1 Der Einziehungswert pro Geschäftsanteil ergibt sich aus der Division des Gesamteinziehungswerts durch die Anzahl der in der entsprechenden zurückzukaufenden und zu löschenden Kategorie ausgegebenen Geschäftsanteile.

6.5.2 Der Gesamteinziehungsbetrag soll durch den Geschäftsführerrat bestimmt, und durch die Gesellschafterversammlung der Gesellschaft auf Basis der Zwischenbilanz bestätigt werden. Der Gesamteinziehungsbetrag für jede einzelne Kategorie J, I, H, G, F, E, D, C, B und A ist der Verfügbare Betrag der entsprechenden Kategorie zum Zeitpunkt der Einziehung der entsprechenden Kategorie, es sei denn Gegenteiliges wurde durch die Gesellschafterversammlung der Gesellschaft nach den Voraussetzungen für eine Abänderung der Satzung beschlossen, wobei der Gesamteinziehungsbetrag niemals höher als der verfügbare Betrag sein darf.

6.5.3 Nach dem Rückkauf und der Einziehung der Geschäftsanteile der entsprechenden Kategorie wird der Einziehungswert pro Geschäftsanteil fällig zur Zahlung durch die Gesellschaft.

Artikel 7 Geschäftsanteile

7.1 Das Stammkapital der Gesellschaft ist in Geschäftsanteile mit jeweils demselben Nominalwert aufgeteilt.

7.2 Die Gesellschaft kann einen oder mehrere Gesellschafter haben, wobei die Anzahl der Gesellschafter auf vierzig (40) beschränkt ist, sofern sich nicht aus dem Gesetz etwas anderes ergibt.

7.3 Das Recht eines Gesellschafters auf das Vermögen und die Gewinne der Gesellschaft ist proportional zu der Anzahl der von ihm im Stammkapital der Gesellschaft gehaltenen Geschäftsanteile.

7.4 Durch den Tod, die Geschäftsunfähigkeit, die Auflösung, den Konkurs oder ein anderes ähnliches Ereignis betreffend den alleinigen Gesellschafter, falls anwendbar, oder jeden anderen Gesellschafter wird die Gesellschaft nicht aufgelöst.

7.5 Die Gesellschaft kann ihre eigenen Geschäftsanteile zurückkaufen oder zurücknehmen, vorausgesetzt, die zurückgekauften oder zurückgenommenen Geschäftsanteile werden sofort gelöscht und das Stammkapital entsprechend herabgesetzt.

7.6 Die Geschäftsanteile der Gesellschaft werden in eingetragener Form ausgegeben.

Artikel 8 Gesellschafterverzeichnis

8.1 Am eingetragenen Sitz der Gesellschaft wird ein Gesellschafterverzeichnis aufbewahrt, wo es durch jeden Gesellschafter eingesehen werden kann. Dieses Gesellschafterverzeichnis enthält insbesondere den Namen jedes Gesellschafters, seinen Wohnsitz oder eingetragenen Sitz oder Hauptsitz, die Anzahl der von diesem Gesellschafter gehaltenen Geschäftsanteile, jede Übertragung von Geschäftsanteilen, das Datum der Mitteilung einer solchen Übertragung an die Gesellschaft oder das Datum des Einverständnisses der Gesellschaft zu einer solchen Übertragung entsprechend dieser Satzung sowie jedes über Geschäftsanteile gewährte Sicherungsrecht.

8.2 Jeder Gesellschafter wird der Gesellschaft durch Einschreiben seine Adresse und jede diesbezügliche Änderung mitteilen. Die Gesellschaft kann sich auf die zuletzt von ihr erhaltene Adresse eines Gesellschafters berufen.

Artikel 9 Eigentum an und Übertragung von Geschäftsanteilen

9.1 Der Beweis des Eigentums an Geschäftsanteilen kann aufgrund der Eintragung eines Gesellschafters im Gesellschafterverzeichnis erbracht werden. Auf Ersuchen und auf Kosten eines Gesellschafters werden Zertifikate dieser Eintragungen je nach Lage des Falles vom Präsidenten des Geschäftsführerrats, von zwei beliebigen seiner Mitglieder oder vom alleinigen Geschäftsführer herausgegeben und unterzeichnet.

9.2 Die Gesellschaft erkennt lediglich einen Inhaber pro Geschäftsanteil an. Wenn ein Geschäftsanteil mehreren Personen gehört, müssen sie eine einzelne Person bezeichnen, welche im Verhältnis zur Gesellschaft als Alleineigentümer des Geschäftsanteils angesehen werden kann. Die Gesellschaft ist berechtigt, die Ausübung aller mit einem im Eigentum mehrerer Personen stehenden Geschäftsanteil verbundenen Rechte auszusetzen bis ein einziger Eigentümer bezeichnet worden ist.

9.3 Die Geschäftsanteile der Gesellschaft sind unter bestehenden Gesellschaftern frei übertragbar. Sie können unter Lebenden nur mit der durch insgesamt mindestens fünfundsiebzig Prozent (75%) des Stammkapitals repräsentierenden Gesellschafter, einschließlich dem Zedenten, erteilten Einwilligung auf neue Gesellschafter übertragen werden. Soweit gesetzlich nicht anders vorgesehen, können die Geschäftsanteile von Todes wegen auf Nicht-Gesellschafter nur mit Einwilligung der Gesellschafter übertragen werden, die insgesamt mindestens fünfundsiebzig Prozent (75%) der Stimmrechte der überlebenden Gesellschafter repräsentieren.

9.4 Jede Übertragung von Geschäftsanteilen muss durch einen schriftlichen Übertragungsvertrag je nach Lage des Falles in privatschriftlicher oder notarieller Form dokumentiert werden, und eine solche Übertragung wird gegenüber der Gesellschaft und Dritten durch die Mitteilung der Übertragung an die Gesellschaft oder das Einverständnis der Gesellschaft zur Übertragung wirksam, woraufhin jedes beliebige Mitglied des Geschäftsführerrats die Übertragung in das Gesellschafterverzeichnis eintragen kann.

9.5 Die Gesellschaft kann durch jeden einzelnen ihrer Geschäftsführer auch einer solchen Übertragung zustimmen und diese ins Gesellschafterverzeichnis eintragen, auf welche in einer Korrespondenz oder in einem beliebigen anderen Dokument Bezug genommen wird, aus welchem die Einigung des Zedenten und des Zessionars hervorgeht.

C. GESELLSCHAFTERVERSAMMLUNG

Artikel 10 Befugnisse der Gesellschafterversammlung

10.1 Die Gesellschafter üben ihre gemeinsamen Rechte in der Gesellschafterversammlung aus, welche eines der Organe der Gesellschaft bildet.

10.2 Wenn die Gesellschaft nur über einen einzelnen Gesellschafter verfügt, übt dieser die Befugnisse der Gesellschafterversammlung aus. In einem solchen Fall, soweit anwendbar und wo der Begriff “alleiniger Gesellschafter” nicht ausdrücklich in dieser Satzung erwähnt ist, ist ein in dieser Satzung genannter Verweis auf die “Gesellschafterversammlung” als Verweis auf den “alleinigen Gesellschafter” zu lesen.

10.3 Die Gesellschafterversammlung hat die ihr durch Gesetz oder durch diese Satzung ausdrücklich verliehenen Befugnisse.

10.4 Gibt es mehrere Gesellschafter, übersteigt die Gesamtzahl der Gesellschafter allerdings nicht fünfundzwanzig (25), können, statt Gesellschafterversammlungen abzuhalten, die Gesellschafter unter den gesetzlichen Bedingungen auch durch schriftlichen Beschluss abstimmen. In diesem Fall werden, soweit anwendbar, die Bestimmungen dieser Satzung betreffend Gesellschafterversammlungen hinsichtlich einer solchen Abstimmung durch schriftlichen Beschluss Anwendung finden.

Artikel 11 Einberufung der Gesellschafterversammlung

11.1 Die Gesellschafterversammlung kann jederzeit je nach Lage des Falles durch den Geschäftsführerrat, den/die satzungsmäßigen Buchprüfer, falls vorhanden, oder durch Gesellschafter, die insgesamt mindestens fünfzig Prozent (50%) des Stammkapitals der Gesellschaft repräsentieren, einberufen werden, wobei die Versammlung an dem in der Ladung angegebenen Ort und Datum abgehalten wird.

11.2 Wenn die Gesellschaft mehr als fünfundzwanzig (25) Gesellschafter hat, muss eine jährliche Gesellschafterversammlung in der Gemeinde, in der sich der eingetragene Sitz der Gesellschaft befindet, oder an jedem anderen Ort wie er sich aus der Ladung ergibt, abgehalten werden. Die jährliche Gesellschafterversammlung muss innerhalb eines Zeitraums von sechs (6) Monaten nach Abschluss der Gesellschaftskonten einberufen werden.

11.3 Die Ladung zu jeder Gesellschafterversammlung muss die Tagesordnung, den Ort, das Datum und die Uhrzeit der Versammlung enthalten und ist per Einschreiben mindestens acht (8) Tage vor dem für die Versammlung anberaumten Datum an jeden Gesellschafter abzusenden.

11.4 Wenn an einer Gesellschafterversammlung alle Gesellschafter anwesend oder vertreten sind und erklären, dass sie ordnungsgemäß über die Tagesordnung der Versammlung informiert worden sind, kann die Gesellschafterversammlung ohne vorherige Ladung abgehalten werden.

Artikel 12 Abhalten von Gesellschafterversammlungen – Abstimmung durch schriftlichen Beschluss

12.1 In jeder Gesellschafterversammlung wird ein Rat der Versammlung gebildet werden bestehend aus einem Präsidenten, einem Sekretär und einem Prüfer, von denen jeder einzelne durch die Gesellschafterversammlung ernannt wird und welche weder Gesellschafter noch Mitglieder der Geschäftsführung sein müssen. Der Rat der Versammlung wird insbesondere sicherstellen, dass die Versammlung gemäß den anwendbaren Regeln und speziell im Einklang mit den Regeln über Ladung, Mehrheitserfordernisse, Stimmauszählung und Vertretung von Gesellschaftern abgehalten wird.

12.2 In jeder Gesellschafterversammlung muss eine Anwesenheitsliste geführt werden.

12.3 Quorum und Stimmabgabe

12.3.1 Jeder Geschäftsanteil gewährt eine (1) Stimme.

12.3.2 Sofern sich aus dem Gesetz oder aus dieser Satzung nicht etwas anderes ergibt, werden Gesellschafterbeschlüsse bei der ersten Abstimmung wirksam gefasst, wenn sie von Gesellschaftern angenommen werden, welche mehr als fünfzig Prozent (50%) des Stammkapitals der Gesellschaft repräsentieren. Wenn diese Mehrheit bei der ersten Abstimmung nicht erreicht worden ist, werden die Gesellschafter ein zweites Mal geladen oder befragt. Bei der zweiten Abstimmung werden die Beschlüsse ungeachtet des vertretenen Anteils am Kapital mit einer Mehrheit der gültig abgegebenen Stimmen wirksam gefasst.

12.4 Ein Gesellschafter kann an jeder beliebigen Gesellschafterversammlung teilnehmen, indem er eine andere Person, Gesellschafter oder nicht, durch ein unterzeichnetes Dokument, das auf dem Postweg, per Faxschreiben, per E-Mail oder durch jedwedes andere Kommunikationsmittel übermittelt wird, schriftlich bevollmächtigt, wobei eine Kopie einer solchen Bevollmächtigung hinreichender Beweis dafür ist. Eine Person kann mehrere oder sogar alle Gesellschafter vertreten.

12.5 Es wird vermutet, dass ein Gesellschafter, der an einer Gesellschafterversammlung durch Telefonkonferenz, Videokonferenz oder durch ein anderes Kommunikationsmittel teilnimmt, welches es ermöglicht, dass dieser Gesellschafter identifiziert werden kann und dass sich alle Personen, die an der Versammlung teilnehmen, gegenseitig durchgehend hören und sich effektiv an der Versammlung beteiligen können, für die Zusammensetzung von Quorum und Mehrheit anwesend ist.

12.6 Jeder Gesellschafter kann seine Stimme in einer Gesellschafterversammlung durch ein unterzeichnetes Stimmformular, welches per Post, Faxschreiben, E-Mail oder durch jedes anderes Kommunikationsmittel an den eingetragenen Sitz der Gesellschaft oder an die in der Ladung genannte Adresse gesendet wird, abgeben. Die Gesellschafter können nur solche Stimmformulare verwenden, die von der Gesellschaft zur Verfügung gestellt werden und zumindest den Ort, das Datum und die Uhrzeit der Versammlung, die Tagesordnung, die Beschlussvorschläge an die Versammlung sowie für jeden Vorschlag drei Kästchen enthalten, die es dem Gesellschafter ermöglichen, seine Stimme zugunsten oder gegen den vorgeschlagenen Beschluss abzugeben oder sich zu enthalten, indem er das entsprechenden Kästchen ankreuzt. Die Gesellschaft wird nur solche Stimmformulare berücksichtigen, die sie vor der Gesellschafterversammlung, auf die sie sich beziehen, erhalten hat.

12.7 Der Geschäftsführerrat kann alle anderen Bedingungen bestimmen, die von den Gesellschaftern erfüllt werden müssen, damit sie an Gesellschafterversammlungen teilnehmen können.

Artikel 13 Änderung der Satzung

Unter den gesetzlichen Bedingungen kann diese Satzung durch einen Beschluss der Gesellschafterversammlung abgeändert werden, welcher von einer (i) Mehrheit der Gesellschafter, (ii) die insgesamt mindestens fünfundsiebzig Prozent (75%) des Stammkapitals der Gesellschaft repräsentieren, gefasst wird.

Artikel 14 Protokoll von Gesellschafterversammlungen

14.1 Der Rat der Versammlung muss ein Protokoll der Versammlung aufnehmen, welches von seinen Mitgliedern sowie von jedem Gesellschafter, der das ersucht, unterzeichnet wird.

14.2 Der alleinige Gesellschafter, soweit anwendbar, muss ebenfalls ein Protokoll über die von ihm gefassten Beschlüsse aufnehmen und unterzeichnen.

14.3 Jede Kopie und jeder Auszug solcher originalen Protokolle, welche in Gerichtsverfahren verwendet werden sollen oder welche einem Dritten zugänglich gemacht werden sollen, müssen, wenn die Versammlung in einer notariellen Urkunde aufgenommen wurde, von dem Notar, der die Originalurkunde aufgenommen hat, beglaubigt werden, oder müssen je nach Lage des Falles durch den Präsidenten des Geschäftsführerrats, durch zwei beliebige seiner Mitglieder oder durch den alleinigen Geschäftsführer unterzeichnet werden.

D. GESCHÄFTSFÜHRUNG

Artikel 15 Befugnisse des Geschäftsführerrats

15.1 Die Gesellschaft wird durch einen oder mehrere Geschäftsführer verwaltet, die nicht zugleich Gesellschafter sein müssen. Im Falle von mehreren Geschäftsführern bilden diese einen Geschäftsführerrat, der das zur Geschäftsführung und Vertretung der Gesellschaft befugte Gesellschaftsorgan ist. Die Gesellschaft kann verschiedene Klassen von Geschäftsführern haben. Soweit anwendbar und wo der Begriff “alleiniger Geschäftsführer” nicht ausdrücklich in dieser Satzung erwähnt ist, wird ein in dieser Satzung genannter Verweis auf den “Geschäftsführerrat” als Verweis auf den “alleinigen Geschäftsführer” gelesen werden.

15.2 Der Geschäftsführerrat verfügt über die weitestgehenden Befugnisse, alle Handlungen vorzunehmen, die zur Erfüllung des Gesellschaftszwecks notwendig oder nützlich sind, mit Ausnahme der durch Gesetz oder durch diese Satzung den Gesellschaftern/dem Gesellschafter vorbehaltenen Handlungen.

15.3 Die Führung des Tagesgeschäfts der Gesellschaft und die Vertretung innerhalb dieser Führung des Tagesgeschäfts können einem oder mehreren Geschäftsführern oder anderen Personen, ob sie Gesellschafter sind oder nicht, allein oder gemeinschaftlich übertragen werden. Ihre Ernennung, Abberufung und ihre Befugnisse werden durch Beschluss des Geschäftsführerrats festgesetzt.

15.4 Die Gesellschaft kann notariell oder durch privatschriftliche Urkunde auch spezielle Vollmachten an jedwede Person erteilen, die alleine oder gemeinschaftlich mit anderen als Beauftragter der Gesellschaft handeln wird.

Artikel 16 Zusammensetzung des Geschäftsführerrats

Der Geschäftsführerrat muss aus seiner Mitte einen Präsidenten des Geschäftsführerrats wählen. Er kann auch einen Sekretär ernennen, der weder Gesellschafter noch Mitglied des Geschäftsführerrats sein muss.

Artikel 17 Vorschlag, Bestellung und Abberufung von Geschäftsführern und Ende der Amtszeit

17.1 Geschäftsführer werden durch die Gesellschafterversammlung gewählt, welche auch über deren Bezahlung und die entsprechende Amtszeit bestimmt.

17.2 Jeder Geschäftsführer kann jederzeit, fristlos und ohne Grund durch die Gesellschafterversammlung abberufen werden. Ein Geschäftsführer, der zugleich auch Gesellschafter ist, ist nicht von der Abstimmung über seine eigene Abberufung ausgeschlossen.

17.3 Jeder Geschäftsführer hat sein Amt weiter auszuüben bis sein Nachfolger gewählt wurde. Jeder Geschäftsführer kann auch für aufeinander folgende Zeiträume wiedergewählt werden.

Artikel 18 Ladung zu Sitzungen des Geschäftsführerrats

18.1 Der Geschäftsführerrat versammelt sich auf Einberufung durch seinen Präsidenten oder durch zwei (2) seiner Mitglieder an dem in der Ladung zur Sitzung angegebenen Ort wie im nächsten Abschnitt beschrieben.

18.2 Die Mitglieder des Geschäftsführerrats müssen mindestens vierundzwanzig (24) Stunden vor dem für die Sitzung anberaumten Datum zu jeder Sitzung des Geschäftsführerrats per Post, Faxschreiben, E-Mail oder durch jedes andere Kommunikationsmittel schriftlich geladen werden, außer im Notfall, in welchem die Art und die Gründe des Notfalls in der Ladung zu bezeichnen sind. Eine Ladung ist nicht notwendig im Falle des schriftlichen und unterzeichneten Einverständnisses jedes Mitglieds des Geschäftsführerrats per Post, Faxschreiben, E-Mail oder durch jedes andere Kommunikationsmittel, wobei eine Kopie dieses unterzeichneten schriftlichen Einverständnisses hinreichender Beweis dafür ist. Auch ist eine Ladung zu Sitzungen des Geschäftsführerrats nicht erforderlich, welche zu einer Zeit und an einem Ort stattfinden sollen wie in einem vorausgehenden Beschluss des Geschäftsführerrats bestimmt. Eine Ladung soll ferner dann nicht erforderlich sein, wenn alle Mitglieder des Geschäftsführerrats anwesend oder vertreten sind, oder im Falle von schriftlichen Umlaufbeschlüssen gemäß diesem Gesellschaftsvertrag.

Artikel 19 Verlauf von Sitzungen des Geschäftsführerrats

19.1 Sitzungen des Geschäftsführerrats werden durch den Präsidenten des Geschäftsführerrats geleitet. In seiner Abwesenheit kann der Geschäftsführerrat einen anderen Geschäftsführer als vorübergehenden Präsidenten ernennen

19.2 Quorum

Die Geschäftsführerversammlung kann lediglich dann beraten und rechtswirksam handeln, wenn mindestens ein (1) Geschäftsführer der Klasse A, ein (1) Geschäftsführer der Klasse B sowie ein (1) Geschäftsführer der Klasse C bei einer Geschäftsführerversammlung anwesend oder vertreten sind.

19.3 Abstimmung

Beschlüsse bedürfen der Mehrheit der Stimmen der anwesenden oder vertretenen Mitglieder der entsprechenden Geschäftsführerversammlung, sowie der Zustimmung mindestens eines (1) Geschäftsführers der Klasse A, eines (1) Geschäftsführers der Klasse B und eines (1) Geschäftsführers der Klasse C. Der Vorsitzende hat kein ausschlaggebendes Stimmrecht.

19.4 Ein Mitglied des Geschäftsführerrats kann an einer Sitzung des Geschäftsführerrats teilnehmen, indem es ein anderes Mitglied des Geschäftsführerrats schriftlich per Post, Faxschreiben, E-Mail oder durch jedes andere Kommunikationsmittel bevollmächtigt, wobei eine Kopie der Bevollmächtigung hinreichender Beweis dafür ist. Jedes Mitglied des Geschäftsführerrats kann einen oder mehrere seiner Kollegen vertreten.

19.5 Es wird vermutet, dass ein Mitglied des Geschäftsführerrats, das an einer Sitzung durch Telefonkonferenz, Videokonferenz oder durch ein anderes Kommunikationsmittel teilnimmt, welches es ermöglicht, dass dieses Mitglied identifiziert werden kann und dass sich alle Personen, die an der Sitzung teilnehmen, gegenseitig durchgehend hören und effektiv an der Sitzung teilnehmen können, für die Zusammensetzung von Quorum und Mehrheit anwesend ist. Es wird vermutet, dass eine durch solche Kommunikationsmittel abgehaltene Sitzung am eingetragenen Sitz der Gesellschaft abgehalten wurde.

19.6 Der Geschäftsführerrat kann einstimmig schriftliche Beschlüsse fassen, welche dieselbe Wirkung haben wie in einer ordnungsgemäß geladenen und abgehaltenen Sitzung gefasste Beschlüsse. Solche schriftlichen Beschlüsse sind gefasst, wenn sie durch alle Mitglieder des Geschäftsführerrats auf einem einzigen Dokument oder auf verschiedenen Duplikaten datiert und unterzeichnet worden sind, wobei eine Kopie der Unterschrift, die per Post, per Faxschreiben, per E-Mail oder durch jedes andere Kommunikationsmittel gesendet wurde, hinreichender Beweis dafür ist. Das Dokument, das alle Unterschriften enthält, oder die Gesamtheit aller Duplikate, je nach Lage des Falles, stellt das Schriftstück dar, welches das Fassen der Beschlüsse beweist, und das Datum der letzten Unterschrift gilt als das Datum solcher Beschlüsse.

19.7 Jeder Geschäftsführer, der an einer Transaktion, die dem Geschäftsführerrat zur Entscheidung vorliegt, direkt oder indirekt ein vermögensrechtliches Interesse hat, welches mit dem Interesse der Gesellschaft in Konflikt steht, muss den Geschäftsführerrat über diesen Interessenkonflikt informieren, und seine Erklärung muss im Protokoll der betreffenden Sitzung aufgenommen werden. Der betreffende Geschäftsführer kann weder an der Beratung über die in Frage stehende Transaktion teilnehmen, noch darüber abstimmen. Wenn die Gesellschaft einen einzigen Geschäftsführer hat und dieser Geschäftsführer in einer zwischen ihm und der Gesellschaft geschlossenen Transaktion direkt oder indirekt ein vermögensrechtliches Interesse hat, welches mit dem Interesse der Gesellschaft in Konflikt steht, muss dieser Interessenskonflikt im Protokoll über die betreffende Transaktion aufgenommen werden. Dieser Artikel 18.7 ist nicht anwendbar auf laufende Geschäfte, die unter normalen Bedingungen geschlossen wurden.

Artikel 20 Protokoll von Sitzungen des Geschäftsführerrats

20.1 Der Sekretär oder, wenn ein solcher nicht ernannt worden ist, der Präsident, nimmt ein Protokoll über jede Sitzung des Geschäftsführerrats auf, welches vom Präsidenten und vom Sekretär, falls vorhanden, unterzeichnet wird.

20.2 Der alleinige Geschäftsführer, soweit anwendbar, nimmt über seine Beschlüsse ebenfalls ein Protokoll auf.

20.3 Jede Kopie und jeder Auszug solcher originalen Protokolle, die in einem Gerichtsverfahren verwendet werden oder die Dritten zugänglich gemacht werden, sollen, je nach Lage des Falles, vom Präsidenten des Geschäftsführerrats, von zwei beliebigen seiner Mitglieder oder vom alleinigen Geschäftsführer unterzeichnet werden.

Artikel 21 Geschäfte mit Dritten

Gegenüber Dritten wird die Gesellschaft (i) durch die gemeinsame Unterschrift eines (1) Geschäftsführers der Klasse A, eines (1) Geschäftsführers der Klasse B sowie (1) eines Geschäftsführers der Klasse C, oder (ii) durch die gemeinsame oder alleinige Unterschrift solcher Personen, denen die entsprechende Zeichnungsvollmacht durch einen (1) Geschäftsführer der Klasse A, einen (1) Geschäftsführer der Klasse B und einen (1) Geschäftsführer der Klasse C übertragen worden ist, wirksam verpflichtet. Im Bereich der täglichen Geschäftsführung wird die Gesellschaft durch die alleinige oder gemeinsame Unterschrift einer jeden Person/solcher Personen, der/denen die alleinige oder gemeinschaftliche Wahrnehmung der täglichen Geschäftsführung übertragen wurde, durch Handlungen im Rahmen der Regeln und Beschränkungen der so erteilten Vertretungsmacht wirksam verpflichtet.

E. AUFSICHT

Artikel 22 Satzungsmäßige(r) Buchprüfer – unabhängige(r) Buchprüfer

22.1 Falls die Gesellschaft mehr als fünfundzwanzig (25) Gesellschafter hat, werden ihre Geschäfte durch einen oder mehrere satzungsmäßigen Buchprüfer beaufsichtigt, welche Gesellschafter sind oder nicht.

22.2 Die Gesellschafterversammlung wird die Anzahl der satzungsmäßigen Buchprüfer bestimmen, sie ernennen und ihre Bezahlung und Amtszeit festlegen. Ein ehemaliger oder derzeitiger satzungsmäßiger Buchprüfer kann von der Gesellschafterversammlung wieder ernannt werden.

22.3 Jeder satzungsmäßige Buchprüfer kann jederzeit fristlos und ohne Grund von der Gesellschafterversammlung abberufen werden.

22.4 Die satzungsmäßigen Buchprüfer haben ein unbegrenztes Recht stetiger Aufsicht und Kontrolle über alle Geschäfte der Gesellschaft.

22.5 Die satzungsmäßigen Buchprüfer können durch einen Experten unterstützt werden, um die Bücher und Konten der Gesellschaft zu prüfen. Dieser Experte muss von der Gesellschaft genehmigt sein.

22.6 Im Falle einer Mehrheit satzungsmäßiger Buchprüfer bilden diese einen Rat satzungsmäßiger Buchprüfer, welcher aus seiner Mitte einen Präsidenten wählen muss. Er kann auch einen Sekretär ernennen, der weder Gesellschafter noch satzungsmäßiger Buchprüfer sein muss. Betreffend die Ladung zu und das Abhalten von Sitzungen des Rats satzungsmäßiger Buchprüfer sollen die in dieser Satzung genannten Regeln betreffend die Ladung zu und das Abhalten von Sitzungen des Geschäftsführerrats anwendbar sein.

22.7 Wenn die Gesellschaft zwei (2) der drei (3) im ersten Absatz des Artikels 35 des Gesetzes vom 19. Dezember 2002 betreffend das Handelsregister und die Buchhaltung und den Jahresabschluss von Unternehmen genannten Kriterien während des in Artikel 36 desselben Gesetzes genannten Zeitraums überschreitet, wird/werden der/die satzungsmäßigen Buchprüfer durch einen oder mehrere unabhängige Buchprüfer ersetzt, welcher/welche unter den Mitgliedern des Institut des réviseurs d’entreprises gewählt wird/werden und welcher/welche von der Gesellschafterversammlung ernannt wird/werden, die dessen/deren Amtszeit bestimmt.

F. GESCHÄFTSJAHR – GEWINNE – ZWISCHENDIVIDENDEN

Artikel 23 Geschäftsjahr

Das Geschäftsjahr der Gesellschaft beginnt am ersten (1.) Januar jedes Jahres und endet am einunddreißigsten (31.) Dezember desselben Jahres.

Artikel 24 Gewinne – Ausschüttungen

24.1 Vom jährlichen Nettogewinn der Gesellschaft werden mindestens fünf Prozent (5%) der gesetzlichen Rücklage der Gesellschaft zugeführt. Diese Zuführung wird dann nicht mehr verpflichtend sein, sobald und solange die Gesamtsumme der Rücklage der Gesellschaft zehn Prozent (10%) des Kapitals der Gesellschaft beträgt.

24.2 Die durch einen Gesellschafter an die Gesellschaft erbrachten Einlagen können ebenfalls der gesetzlichen Rücklage zugeführt werden, wenn der einlegende Gesellschafter dieser Zuführung zustimmt.

24.3 Im Falle einer Herabsetzung des Kapitals kann die gesetzliche Rücklage der Gesellschaft im Verhältnis herabgesetzt werden, so dass sie zehn Prozent (10%) des Kapitals nicht übersteigt.

24.4 Unter den gesetzlichen Bedingungen und auf Empfehlung durch den Geschäftsführerrat wird die Gesellschafterversammlung beschließen, wie der verbleibende Rest des jährlichen Nettogewinns der Gesellschaft gemäß dem Gesetz und der folgenden Bestimmungen:

24.4.1 Jedwede Ausschüttung, inbegriffen die Rückzahlung von Gesellschafterdarlehen, der Rückkauf von preferred equity certificates und die Zahlung der darauf angefallenen Zinsen, der Rückkauf von Geschäftsanteilen oder anderen Finanzierungsinstrumenten und ähnliche Ausschüttungen welcher Natur auch immer, werden pari passu zwischen den Gesellschaftern der Gesellschaft und unter Berücksichtigung der geschäftlichen und vertraglichen Eigenschaften der Finanzierungsinstrumente, die durch die entsprechenden Gesellschafter gehalten werden, vorgenommen.

24.4.2 Beschlossene Dividenden können in jeder durch die Geschäftsführer oder gegebenenfalls durch den Geschäftsführerrat ausgewählten Währung, sowie zu jedem durch die Geschäftsführer oder gegebenenfalls durch den Geschäftsführerrat gewählten Zeitpunkt und an jedem durch die Geschäftsführer oder gegebenenfalls durch den Geschäftsführerrat ausgewählten Ort gezahlt werden. Die Geschäftsführer, oder gegebenenfalls der Geschäftsführerrat, legen den Wechselkurs hinsichtlich des Umtausches der Dividendenausschüttung in die Auszahlungswährung fest. Eine beschlossene Dividende, welche nicht innerhalb von fünf Jahren ausgezahlt wurde, kann auch danach nicht mehr durch den Inhaber der entsprechenden Gesellschaftsanteile gefordert werden, sondern ist verwirkt und fällt an die Gesellschaft zurück. Auf erklärte, aber nicht eingeforderte Dividenden, die durch die Gesellschaft für den entsprechenden Inhaber gehalten werden, fallen keine Zinsen an.

24.4.3 Im Falle der Ausschüttung einer Dividende soll die Zuweisung und Zahlung der Dividende wie folgt erfolgen:

(i) Ein Betrag entsprechend 0,25 % des Nennwerts jedes Geschäftsanteils soll allen Gesellschaftern gleichmäßig pro rata im Verhältnis zu deren Beteiligung unabhängig von der entsprechend Kategorie der Geschäftsanteile ausgezahlt werden, und

(ii) der Restbetrag des verteilten Gesamtbetrags soll vollständig an die Inhaber der ersten Kategorie in umgekehrter alphabetischer Reihenfolge (z.B. zuerst Geschäftsanteile der Kategorie J, dann sofern diese nicht existieren, Geschäftsanteile der Kategorie I und so weiter bis lediglich Geschäftsanteile der Kategorie A existieren) ausgeschüttet werden.

Artikel 25 Zwischendividenden – Emissionsagio

25.1 Der Geschäftsführerrat oder die Gesellschafterversammlung kann Zwischendividenden zahlen unter der Voraussetzung, dass (i) Zwischenkonten erstellt wurden, nach denen genügend Mittel verfügbar sind, (ii) der auszuschüttende Betrag nicht die Gesamtsumme der Gewinne übersteigt, die seit Abschluss des letzten Geschäftsjahres, für welches der Jahresabschluss genehmigt wurde, realisiert worden sind, einschließlich Gewinnvorträge und Summen, die aus zu diesem Zweck verfügbaren Rücklagen entnommen wurden, abzüglich vorgetragener Verluste und solcher Summen, die gemäß dem Gesetz oder dieser Satzung der Reserve zuzuführen sind, und (iii) der Buchprüfer der Gesellschaft, falls vorhanden, in seinem Bericht an den Geschäftsführerrat erklärt, dass die beiden erstgenannten Bedingungen erfüllt sind. Ausschüttungen werden pari passu unter den Gesellschaftern der Gesellschaft vorgenommen wobei die wirtschaftlichen und vertraglichen Eigenschaften der durch die jeweiligen Gesellschafter gehaltenen Finanzierungsinstrumente beachtet werden.

25.2 Das Emissionsagio, falls vorhanden, kann durch Gesellschafterbeschluss oder Beschluss der Geschäftsführer unter Beachtung der gesetzlichen Bestimmungen betreffend die Unantastbarkeit des Kapitals und die gesetzliche Rücklage frei an den/die Gesellschafter ausgeschüttet werden.

G. LIQUIDATION

Artikel 26 Liquidation

26.1 Im Falle der Auflösung der Gesellschaft wird die Liquidation durch einen oder mehrere Liquidatoren, natürliche oder juristische Personen, ausgeführt, welche von der Gesellschafterversammlung ernannt werden, die die Auflösung der Gesellschaft beschließt und die Befugnisse und Bezahlung der Liquidatoren bestimmt.

26.2 Nach Zahlung aller Schulden, aller Ansprüche gegen die Gesellschaft und der Ausgaben für die Liquidation, wird die Verteilung des Liquidationserlöses pari passu zwischen den Gesellschaftern vorgenommen und folgt, um hinsichtlich des Gesamtbetrages das gleiche wirtschaftliche Ergebnis zu erreichen, den für die Ausschüttung von Dividenden aufgestellten Regeln.

H. GESELLSCHAFTERBESCHLUSS – ANWENDBARES RECHT

Artikel 27 Anwendbares Recht

Diese Satzung und ihre Auslegung und Interpretation unterliegen Luxemburger Recht. Alle in dieser Satzung oder in einem Gesellschafterbeschluss, der möglicherweise zwischen den Gesellschaftern zu irgendeinem Zeitpunkt besteht, nicht geregelten Angelegenheiten, sollen gemäß dem Gesetz vom 10. August 1915 über Handelsgesellschaften in der geänderten Fassung bestimmt werden.

TRUE CERTIFIED COPY OF THE UPDATED ARTICLES OF

INCORPORATION AS AT July 28th, 2011

Signed in Luxembourg, this August 4th, 2011

FUER GLEICHLAUTENDE ABSCHRIFT

DER KOORDONNIERTEN STATUTEN, am 28. Juli 2011

Luxemburg, den 4. August 2011